EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 30, 2015

ExxonMobil Earns $4.2 Billion in Third Quarter of 2015

•	Focus remains on business fundamentals, including cost management
•	Corporation continues to deliver on investment and operating commitments
•	Downstream and Chemical earnings rise, highlighting strength of integrated businesses

	Third Quarter			Nine Months
	2015	2014	%	2015	2014	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	4,240	8,070	-47	13,370	25,950	-48
Earnings Per Common Share
Assuming Dilution	1.01	1.89	-47	3.18	6.04	-47

Capital and Exploration
Expenditures	7,670	9,837	-22	23,635	28,073	-16

IRVING, Texas – October 30, 2015 – Exxon Mobil Corporation today announced estimated third quarter 2015 earnings of $4.2 billion, or $1.01 per diluted share, compared with $8.1 billion a year earlier. Significantly lower Upstream realizations more than offset higher Downstream and Chemical earnings.

“We maintain a relentless focus on business fundamentals, including cost management, regardless of commodity prices,” said Rex W. Tillerson, chairman and chief executive officer. “Quarterly results reflect the continued strength of our Downstream and Chemical businesses and underscore the benefits of our integrated business model.”

Downstream segment earnings nearly doubled from the third quarter of 2014 due to stronger refining margins. Chemical results, comparable with the year‑ago quarter, reflect continued strength in product margins and the quality of the company’s product and asset mix.

Upstream production volumes increased 2.3 percent, or 87,000 barrels per day, to 3.9 million oil‑equivalent barrels per day. Liquids volumes of 2.3 million barrels per day rose 13 percent driven by new developments in Canada, Indonesia, the United States, Angola and Nigeria.

During the quarter, the corporation distributed $3.6 billion to shareholders in the form of dividends and share purchases to reduce shares outstanding.

Third Quarter Highlights
•	Earnings of $4.2 billion decreased $3.8 billion, or 47 percent, from the third quarter of 2014.
•	Earnings per share, assuming dilution, were $1.01, a decrease of 47 percent.
•	Capital and exploration expenditures were $7.7 billion, down 22 percent from the third quarter of 2014.
•	Oil‑equivalent production increased 2.3 percent from the third quarter of 2014, with liquids up 13 percent and natural gas down 10 percent.
•	Cash flow from operations and asset sales was $9.7 billion, including proceeds associated with asset sales of $491 million.
•	The corporation distributed $3.6 billion to shareholders in the third quarter of 2015, including $500 million in share purchases to reduce shares outstanding.
•	Dividends per share of $0.73 increased 5.8 percent compared with the third quarter of 2014.
•

Production at the Erha North Phase 2 project started five months ahead of schedule and $400 million under budget, with an expected peak gross production of 65,000 barrels of oil per day. This capital-efficient, deepwater subsea development is located 60 miles offshore Nigeria and includes seven wells from three drill centers tied back to facilities at the existing Erha field, thus reducing additional infrastructure requirements.

•

The corporation executed two agreements to obtain horizontal development rights in 48,000 acres adjoining its existing acreage position in the Midland Basin. The acreage will provide rights to all intervals within the basin and be operated by ExxonMobil’s subsidiary XTO Energy, Inc. ExxonMobil has executed five agreements in the Midland Basin since January 2014, increasing the company’s position to over 135,000 net acres.

•

ExxonMobil announced plans to utilize its proprietary technology at the Rotterdam refinery in the Netherlands to efficiently produce high quality Group II basestocks and ultra-low sulfur diesel to meet growing market demand. This expansion project follows recent basestock investments at ExxonMobil’s Baytown, Texas, and Singapore refineries and further strengthens our position as the world’s largest producer of lube basestocks.

•

The company announced an expansion at ExxonMobil’s Singapore lubricants plant to produce synthetic lubricants, including Mobil 1TM, its flagship synthetic engine oil. When completed in the second half of 2017, the facility will be the only plant in the Asia Pacific region producing Mobil 1, demonstrating the company’s commitment to applying technology and bringing premium products to market in support of growing demand.

•

ExxonMobil plans to increase crude processing capacity at the Beaumont, Texas, refinery by approximately 20,000 barrels per day, adding flexibility to process domestic light crude oils. This capacity expansion further strengthens the competitiveness of the company’s strategic assets in North America and enhances U.S. energy security.

Third Quarter 2015 vs. Third Quarter 2014

Upstream earnings were $1.4 billion in the third quarter of 2015, down $5.1 billion from the third quarter of 2014. Lower liquids and gas realizations decreased earnings by $5.1 billion, while volume and mix effects, driven by new developments, increased earnings by $110 million. All other items decreased earnings by $70 million.

On an oil‑equivalent basis, production increased 2.3 percent from the third quarter of 2014. Liquids production totaled 2.3 million barrels per day, up 266,000 barrels per day, with project ramp‑up and entitlement effects partly offset by field decline. Natural gas production was 9.5 billion cubic feet per day, down 1.1 billion cubic feet per day from 2014 due to regulatory restrictions in the Netherlands and field decline, partly offset by project volumes.

U.S. Upstream earnings declined $1.7 billion from the third quarter of 2014 to a loss of $442 million in the third quarter of 2015. Non‑U.S. Upstream earnings were $1.8 billion, down $3.4 billion from the prior year.

Downstream earnings were $2 billion, up $1 billion from the third quarter of 2014. Stronger margins increased earnings by $1.4 billion. Lower refining volumes due to higher maintenance‑related activities decreased earnings by $280 million. All other items, including maintenance‑driven expenditures partly offset by favorable foreign exchange impacts, decreased earnings by $110 million. Petroleum product sales of 5.8 million barrels per day were 211,000 barrels per day lower than the prior year.

Earnings from the U.S. Downstream were $487 million, up $27 million from the third quarter of 2014. Non‑U.S. Downstream earnings of $1.5 billion were $982 million higher than last year.

Chemical earnings of $1.2 billion were $27 million higher than the third quarter of 2014. Margins increased earnings by $210 million, benefiting from lower feedstock costs. Volume mix effects increased earnings by $30 million. All other items, primarily unfavorable foreign exchange effects, decreased earnings by $210 million. Third quarter prime product sales of 6.1 million metric tons were 167,000 metric tons lower than the prior year's third quarter.

Corporate and financing expenses were $378 million for the third quarter of 2015, down $192 million from the third quarter of 2014 driven by favorable tax and financing items.

During the third quarter of 2015, ExxonMobil purchased 6.5 million shares of its common stock for the treasury to reduce the number of shares outstanding at a cost of $500 million. Share purchases to reduce shares outstanding are currently anticipated to equal $500 million in the fourth quarter of 2015. Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased, or discontinued at any time without prior notice.

First Nine Months 2015 Highlights
•	Earnings were $13.4 billion, down $12.6 billion, or 48 percent, from 2014.
•	Earnings per share, assuming dilution, decreased 47 percent to $3.18.
•	Capital and exploration expenditures were $23.6 billion, down 16 percent from 2014.

•	Oil‑equivalent production increased 2.7 percent from 2014, with liquids up 10 percent and natural gas down 5.7 percent.

•	Cash flow from operations and asset sales was $27.6 billion, including proceeds associated with asset sales of $1.6 billion.

•	The corporation distributed $11.5 billion to shareholders in the first nine months of 2015 through dividends and share purchases to reduce shares outstanding.

First Nine Months 2015 vs. First Nine Months 2014

Upstream earnings were $6.2 billion, down $15.8 billion from the first nine months of 2014. Lower realizations decreased earnings by $15.1 billion. Favorable volume and mix effects increased earnings by $680 million. All other items, primarily the absence of prior year asset management gains, decreased earnings by $1.5 billion.

On an oil‑equivalent basis, production of 4 million barrels per day was up 2.7 percent compared to the same period in 2014. Liquids production of 2.3 million barrels per day increased 213,000 barrels per day, with project ramp‑up and entitlement effects partly offset by field decline. Natural gas production of 10.5 billion cubic feet per day decreased 630 million cubic feet per day from 2014 as regulatory restrictions in the Netherlands and field decline were partly offset by project ramp‑up and entitlement effects.

U.S. Upstream earnings declined $4.2 billion from 2014 to a loss of $541 million for the first nine months of 2015. Earnings outside the U.S. were $6.8 billion, down $11.6 billion from the prior year.

Downstream earnings of $5.2 billion increased $2.7 billion from 2014. Stronger margins increased earnings by $3.5 billion. Volume and mix effects decreased earnings by $280 million. All other items, including higher maintenance expense, decreased earnings by $580 million. Petroleum product sales of 5.8 million barrels per day were 107,000 barrels per day lower than 2014.

U.S. Downstream earnings were $1.5 billion, a decrease of $153 million from 2014. Non‑U.S. Downstream earnings were $3.7 billion, up $2.8 billion from the prior year.

Chemical earnings of $3.5 billion increased $367 million from 2014. Higher margins increased earnings by $790 million. Favorable volume mix effects increased earnings by $130 million. All other items, including unfavorable foreign exchange effects partly offset by asset management gains, decreased earnings by $560 million. Prime product sales of 18.2 million metric tons were down 287,000 metric tons from 2014.

Corporate and financing expenses were $1.5 billion in the first nine months of 2015, down $231 million from 2014.

During the first nine months of 2015, ExxonMobil purchased 38 million shares of its common stock for the treasury at a gross cost of $3.3 billion. These purchases included $2.5 billion to reduce the number of shares outstanding, with the balance used to acquire shares in conjunction with the company’s benefit plans and programs.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on October 30, 2015. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2014 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Mobil and Mobil 1 are registered trademarks of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
			Attachment I
Exxon Mobil Corporation
Third Quarter 2015
(millions of dollars, unless noted)
	Third Quarter		Nine Months
	2015	2014	2015	2014
Earnings / Earnings Per Share

Total revenues and other income	67,344	107,130	209,075	324,663
Total costs and other deductions	61,595	93,720	189,737	281,875
Income before income taxes	5,749	13,410	19,338	42,788
Income taxes	1,365	5,064	5,617	15,955
Net income including noncontrolling interests	4,384	8,346	13,721	26,833
Net income attributable to noncontrolling interests	144	276	351	883
Net income attributable to ExxonMobil (U.S. GAAP)	4,240	8,070	13,370	25,950

Earnings per common share (dollars)	1.01	1.89	3.18	6.04

Earnings per common share
- assuming dilution (dollars)	1.01	1.89	3.18	6.04

Other Financial Data

Dividends on common stock
Total	3,060	2,946	9,036	8,644
Per common share (dollars)	0.73	0.69	2.15	2.01

Millions of common shares outstanding
At September 30			4,163	4,235
Average - assuming dilution	4,190	4,267	4,201	4,297

ExxonMobil share of equity at September 30			170,723	180,587
ExxonMobil share of capital employed at September 30			207,303	204,903

Income taxes	1,365	5,064	5,617	15,955
Sales-based taxes	5,813	7,519	17,308	22,806
All other taxes	7,585	9,060	22,454	27,223
Total taxes	14,763	21,643	45,379	65,984

ExxonMobil share of income taxes of
equity companies	686	1,354	2,402	4,586

			Attachment II

Exxon Mobil Corporation
Third Quarter 2015
(millions of dollars)
	Third Quarter		Nine Months
	2015	2014	2015	2014
Earnings (U.S. GAAP)
Upstream
United States	(442)	1,257	(541)	3,694
Non-U.S.	1,800	5,159	6,785	18,386
Downstream
United States	487	460	1,466	1,619
Non-U.S.	1,546	564	3,740	929
Chemical
United States	526	765	1,866	1,972
Non-U.S.	701	435	1,589	1,116
Corporate and financing	(378)	(570)	(1,535)	(1,766)
Net income attributable to ExxonMobil	4,240	8,070	13,370	25,950

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	9.2	12.4	26.0	37.7
Proceeds associated with asset sales	0.5	0.1	1.6	3.8
Cash flow from operations and asset sales	9.7	12.5	27.6	41.5

			Attachment III

Exxon Mobil Corporation
Third Quarter 2015

	Third Quarter		Nine Months
	2015	2014	2015	2014
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	468	442	470	448
Canada / South America	425	295	386	297
Europe	197	174	198	182
Africa	531	483	524	479
Asia	651	601	671	621
Australia / Oceania	59	70	51	60
Worldwide	2,331	2,065	2,300	2,087

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,094	3,411	3,155	3,415
Canada / South America	229	272	267	306
Europe	1,495	2,192	2,213	2,690
Africa	7	1	6	5
Asia	3,910	4,027	4,151	4,204
Australia / Oceania	789	692	693	495
Worldwide	9,524	10,595	10,485	11,115

Oil-equivalent production (koebd)[1]	3,918	3,831	4,047	3,940

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

Exxon Mobil Corporation
Third Quarter 2015

	Third Quarter		Nine Months
	2015	2014	2015	2014
Refinery throughput (kbd)
United States	1,681	1,835	1,730	1,786
Canada	391	409	385	402
Europe	1,504	1,499	1,501	1,459
Asia Pacific	687	655	636	681
Other	194	193	192	190
Worldwide	4,457	4,591	4,444	4,518

Petroleum product sales (kbd)
United States	2,509	2,697	2,556	2,651
Canada	501	514	493	499
Europe	1,549	1,585	1,547	1,541
Asia Pacific	781	746	741	747
Other	448	457	442	448
Worldwide	5,788	5,999	5,779	5,886

Gasolines, naphthas	2,382	2,482	2,374	2,440
Heating oils, kerosene, diesel	1,908	1,968	1,925	1,907
Aviation fuels	433	445	416	429
Heavy fuels	372	389	380	398
Specialty products	693	715	684	712
Worldwide	5,788	5,999	5,779	5,886

Chemical prime product sales,
thousand metric tons (kt)
United States	2,377	2,376	7,099	7,119
Non-U.S.	3,705	3,873	11,130	11,397
Worldwide	6,082	6,249	18,229	18,516

			Attachment V

Exxon Mobil Corporation
Third Quarter 2015
(millions of dollars)
	Third Quarter		Nine Months
	2015	2014	2015	2014
Capital and Exploration Expenditures
Upstream
United States	1,992	2,261	6,207	7,051
Non-U.S.	4,382	6,163	13,330	17,031
Total	6,374	8,424	19,537	24,082
Downstream
United States	242	364	803	888
Non-U.S.	344	416	1,031	1,114
Total	586	780	1,834	2,002
Chemical
United States	452	342	1,452	1,241
Non-U.S.	217	284	699	729
Total	669	626	2,151	1,970

Other	41	7	113	19

Worldwide	7,670	9,837	23,635	28,073

Exploration expenses charged to income
included above
Consolidated affiliates
United States	45	39	122	178
Non-U.S.	278	279	881	948
Equity companies - ExxonMobil share
United States	-	3	3	54
Non-U.S.	2	107	33	192
Worldwide	325	428	1,039	1,372

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01

[1] Computed using the average number of shares outstanding during each period.